UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     Transport Recovery Services Corporation
                 (Name of small business issuer in its charter)

         Nevada                                                  91-1962995
 ----------------------------   --------------------------   ------------------
   (State or jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


            11011 King Street, Suite 260, Overland Park, Kansas 66210
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices)

            11011 King Street, Suite 260, Overland Park, Kansas 66210
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

 John R. Dixon, 11011 King Street, Suite 260, Overland Park, Kansas 66210
                                 (913) 469-5614
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:               February, 2000


                          Copies of communications to:

                              Allen G. Reeves, P.C.
                     900 Equitable Building, 730 17th Street
                             Denver, Colorado 80202
                                 (303) 534-6278

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                             CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------

    Title of each                             Proposed maximum     Proposed maximum
 class of securities       Amount to be        offering price     aggregate offering        Amount of
   to be registered         registered            per unit             price(1)         registration fee
--------------------------------------------------------------------------------------------------------
     Common Stock
      $.001 par value        200,000.             $1.00                $200,000             $55.60

(1) Calculated pursuant to Rule 457(o) under the Securities Act.

The registrant hereby arnends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS
                  For the initial public offering for sale of:

                         200,000 Shares of Common Stock

                                       of

                     Transport Recovery Services Corporation


                                Per
                               Share     Total

                                                  This offering is being
                                                  conducted by us on a best
                                                  efforts basis without
                                                  assistance of an underwriter.
                                                  There is no minimum number of
                                                  shares we must sell and no
                                                  minimum investment required of
                                                  an investor. A trust, escrow
                                                  or similar account will not be
                                                  established pending the sale
                                                  of all shares and all proceeds
                                                  from this offering will become
                                                  immediately available for our
                                                  use.
Initial Offering Price
to the Public                $1.00      $200,000

Offering Expenses            $ .20      $ 40,000


Net Proceeds to Our          $1.00      $200,000
Company

     This offering will terminate six months from the date of this prospectus unless all shares are sold prior to that date.

     Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                January __, 2000

                                Table of Contents

                                                                      Page

Summary of Our Offering .......................................
Risk Factors ..................................................
Forward Looking Statements ....................................
Use of Proceeds ...............................................
Dividend Policy ...............................................
Dilution ......................................................
Our Business ..................................................
Our Management ................................................
Principal Stockholders ........................................
Certain Transactions ..........................................
Description of Common Stock ...................................
Terms of the Offering .........................................
 Shares Eligible for Future Sale ..............................
Litigation ....................................................
Legal Matters .................................................
Experts .......................................................
Additional Information ........................................





     No dealer, salesman or other person has been authorized to give any information or to make any representations other than contained in this prospectus in connection with the offering described here. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered by this prospectus to any person in any state or other jurisdiction in which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since this date.

     Until _____________, 2000 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             SUMMARY OF OUR OFFERING


     This summary highlights important information about our business and about this offering. Because it's a summary, it doesn't contain all the information you may wish to consider before investing in the common stock. So please read the entire prospectus.

     Our company, Transport Recovery Services Corporation, was incorporated in the State of Nevada on April 15, 1999. Before this acquisition, we were not engaged in any business activities. Our principal executive offices are at 11011 King Street, Suite 260,Overland Park, Kansas 66210. Our telephone number is
(913) 469-5615. Our fiscal year is a calendar year and ends on December 31.

Our Business and Proposed Plan of Operations

     We are a small company that is engaged in identifying opportunities to supply electrical power and natural gas to potential customers, including businesses, governmental agencies and cooperatives. We would like to be in the position to arrange purchase agreements with natural gas exploration firms and to use the natural gas to power natural gas combustion turbine and micro-turbine generating equipment. Initially, we will focus on markets that are near natural gas fields and sell to either local businesses and/or to the existing local power grid. If we are in the financial position to do so, we would also eventually intend to build natural gas pipelines from well-head to points of concentration of electrical load where we can install natural gas combustion turbine and micro-turbine generating equipment to produce and sell electrical power and steam. Typical markets for these products are hospitals, office complexes, resorts, hotels as well as food processing and other industrial plants. We expect that a large portion of our revenues will come from the sale of our proposed power products to these markets.

Lack of Current Operations

     We've been in business only since April 1999 and our activities thus far have been limited to organizational and related matters. As such, we have no operating history. From the time we started business through September 30, 1999, we have had no revenues and had general and administrative expenses of $1,253. Our total net loss was also $2,792.



The Offering

(A) Common stock offered                200,000 shares. We will attempt to sell
                                        these shares to the public ourselves
                                        without the assistance of an
                                        underwriter. There is no minimum amount
                                        which must be sold in order for the
                                        offering to proceed and no minimum
                                        investment is required. All funds
                                        invested may be used by us immediately.

(B) Proposed symbol
    and trading market                  We would like to establish a trading
                                        market for the common stock on the
                                        Nasdaq Electronic Bulletin Board. We
                                        have not applied for a trading symbol
                                        and do not expect to before this public
                                        offering takes place. Nor have we
                                        recruited a market maker to make a
                                        market in our stock. Without a market
                                        maker, we will not be able to have our
                                        stock traded on the bulletin board.

(C) Use of proceeds                     We will use the proceeds of this
                                        offering first to pay the offering
                                        expenses. Assuming we have sold the
                                        entire offering, after expenses we will
                                        have approximately $160,000 in net
                                        proceeds. We plan to use the proceeds to pay for consulting services, marketing and the general expenses of operating our business.


                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of these risks occur, our business, results of operations and financial condition could be adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.


Risks Associated with How This Offering is Being Conducted.

     We are attempting to sell the shares of common stock ourselves and there is a risk that we will not be able to complete the offering as planned. We have not hired an underwriter to assist us in selling the common stock. Only our officers, directors and employees will assist us in selling the common stock. They will not be paid any commission. Because none of these individuals has any prior experience in selling stock to the public, it will be more difficult for them to sell all of the common stock than it would have been had we employed an underwriter. There can be no assurance that they will be able to sell all of the common stock or even enough of the common stock to be able to fully implement our proposed plan of operations. If that happens, an investor is at increased risk that his investment will not provide us with enough funds to make profitable operations more likely.

     There is no minimum investment required. Because of this, there is a risk that only a small portion of the funds we need to fully implement our proposed plan of operation will be raised. There is no minimum number of shares of common stock that must be sold in this offering and no minimum investment is required of any investor. Furthermore, there is no escrow, trust or similar account into which the proceeds of this offering will be deposited pending sale of all of the common stock. All proceeds of this offering will be deposited directly into our operating account. If less than all the shares of common stock offered by this prospectus are sold, an investor may sustain a loss of his or her entire investment. An investment in our common stock is therefore immediately at risk.

     No review of offering price by underwriter will mean that there is an increased possibility that our common stock might not be priced fairly based upon our assets and level of operations. In most public offerings that use the services of an underwriter, the underwriter has the opportunity to review the terms of the public offering and decide whether the offering price of the common stock is fair and reasonable. Because we are attempting to sell the common stock ourselves without using an underwriter, this review is not present in this offering. We arbitrarily determined the offering price of the common stock taking into consideration the following factors:

* the amount of proceeds required to initiate our business plan and marketing strategy
*    our lack of revenues
*    estimates of future revenues
*    our management capability
*    our plans for future growth
*    the general condition of the securities markets
*    the amount of retained equity to the present shareholders.

     Prospective investors should not assume that the offering price of the common stock necessarily reflects the actual value of the common stock. Further, the price does not bear any relationship to assets, earnings, book value or any other objective criteria of value. There is a risk that our arbitrary offering price does not fairly value the common stock based upon the factors we took into consideration.


Other Factors that May Adversely Affect Our Common Stock.

     No prior public market will subject the investor to the risk of an illiquid investment. Before this offering, there has not been any public market for the common stock. Furthermore, it is possible that an active public market for the common stock may never develop or be sustained. We do not intend to list the common stock on any national securities exchange or to apply for listing on either the Nasdaq Stock Market or the Nasdaq Small Cap Stock Market. Any trading in the common stock will take place in the over-the-counter market in the so-called "pink sheets" or the "OTC Bulletin Board" service. If a public market does not develop or is not sustained, there is a risk that an investor might find it difficult to sell the common stock at a time when he needs or desires to do so.

     Possibility of volatile price swings and inaccurate pricing information would create a risk that an investor would not be able to accurately assess the market value of his common stock. If our stock is traded on the OTC bulletin board, a relative lack of liquidity or volume and the participation of only a few market makers would make it more likely that wide fluctuations in the quoted price of the common stock would occur. As a result, there is a risk that an investor will not be able to obtain accurate price quotes or be able to correctly assess the market price of his stock. Increases in volatility could also make it more difficult to pledge the common stock as collateral if an investor sought to do so because a lender might also be unable to accurately value the common stock.

     You will experience substantial dilution that will lower the per share tangible book value of your common stock immediately. The public offering price of the common stock is much higher than the net book value of the common stock that we have already issued. As a result, purchasers of the common stock who paid $1.00 per share will experience immediate and substantial dilution. The net tangible book value of the common stock immediately after the offering will be approximately $.126. Our existing shareholders paid an average of $.001 per share of common stock and, accordingly, new investors will bear most of the risks inherent in an investment in us.

     One million fifty thousand, or 84%, of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well. After this offering, we will have outstanding 1,250,000 shares of common stock. This assumes we will be successful in selling the 200,000 shares we are selling in this offering. The 200,000 shares in this offering may be resold in the public market immediately if a market develops. The remaining 84%, or 1,050,000 shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below.

As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

         Number of shares / % of total           Date of availability for resale
               1,050,000 / 84%                   into public market

                                                 Between 90 and 365 days after
                                                 the date of this prospectus
                                                 due to the requirements of the
                                                 federal securities laws.

For a more detailed description, see "Shares Eligible for Future Sale" on page
28.

     We don't plan to pay dividends and, therefore, anyone in need of dividend income should not invest in our stock. We don't expect to pay dividends on common stock anytime soon. We expect to use all earnings, and the proceeds from this offering, to develop our business. Our board of directors will decide on any future payment of dividends, depending on our results of operations, financial condition, capital requirements, and any other relevant factors.

     One small group of shareholders able to affect changes in control and win approval of all other matters requiring shareholder approval. This means that our other shareholders are at risk that all matters requiring shareholder approval could be adopted without their support. After the offering, about 76% of our common stock will be owned by two shareholders, Peterson and Sons Holding Company and Owen Enterprises, LLC and its affiliates. Because our articles of incorporation and the Nevada corporate laws require only a simple majority vote in favor of any acquisition or merger, these two shareholders could prevent approval of these actions or any other actions requiring shareholder approval even if these actions might be beneficial to the other shareholders. They could also approve these actions or any other actions requiring approval of shareholders without any support from any other shareholder.


Business Factors that May Adversely Affect Our Operations.

     We have an unproven marketing concept that has not been thoroughly tested. This could make it more difficult for us to market our services and operate profitably. Our proposed plan of operations will use an unproven marketing concept that may have limited appeal. Further, while we believe that a demand exists for our services, we have not undertaken any marketing or similar studies that would confirm that such a demand exists, especially given the costs associated with procuring gas supplies and generating both electricity and steam. Even if a demand exists, we cannot assure you that we will be able to sell power for a price which would be competitive with existing sources of power and still profitable. Nor can we assure you that we will have profitable operations.

     We currently lack the financial resources necessary to purchase the natural gas turbines and micro-turbine generating equipment necessary to generate energy in sufficient amounts to be profitable. The kinds of natural gas turbines and micro-generating equipment we will need in the field in order to generate electrical power and steam are expensive. Even after completion of this offering, we will not have the financial resources necessary to purchase this equipment and will therefore need to raise additional funds, either through an additional offering of our equity securities or through debt from an as yet unidentified lender. If we are unable to purchase this equipment, we will be severely limited in implementing our proposed plan of operations and may need to rely more heavily on identifying and brokering prospective energy generating arrangements in order to generate revenues and conduct our operations. There can be no assurance that we will be successful in raising additional funds. If we cannot raise additional funds, an investment in our common stock will be even more at risk than it would otherwise be and there is a likelihood that an investor could lose his entire investment.

     We have not obtained any contracts and, without contracts, we will be unable to operate profitably. We have not obtained any contracts of any nature. Generally, the two types of contracts we need to obtain in order to implement our proposed plan of operation are gas purchase contracts that will assure us a supply of natural gas in order to use our natural gas turbines and micro-generating equipment in the field and contracts to purchase the energy we are able to generate using our gas turbines and micro-generating equipment. We have no way of determining whether we will be successful in obtaining either type of contract and, accordingly, there can be no assurance that we will be able to procure any contracts. The absence of these kinds of contracts will make it more difficult to operate profitably and increase the risk that an investor may lose his entire investment.

     We lack working capital and will be unable to carry out our proposed plan of operations without additional working capital. We are a newly formed venture without significant assets or cash. We have not brought in any revenues from operations. Our lack of cash makes it difficult for us to expand our business. As of September 30, 1999, we had an accumulated deficit of $1,253. Continuing losses are likely before our business might become profitable. There is no assurance that our business will ever become profitable.

     If we are unsuccessful in selling all of the common stock, we will not realize the maximum cash proceeds necessary to fully implement our initial plan of operation. This could significantly reduce the likelihood that we will be able to operate profitably. In order to fully implement our initial plan of operations, we need to sell all 200,000 shares of the common stock that we are offering for sale. If we are not successful in selling all of the stock, we will raise less capital than we anticipated. The resulting cash shortfall would, in all likelihood, impair our ability to reach profitability because we would be forced to cut back in planned expenditures which are designed to expand our business.

     Because we are significantly smaller than the majority of our national or even local competitors, we may lack the financial resources needed to capture market share in an amount sufficient for us to be profitable. Based on total assets and revenues, we are significantly smaller than our potential competitors. If we compete with them for the same geographic markets, their financial strength could prevent us from capturing even a small portion of those markets. If a potential competitor decides to enter this market, their financial resources would likely make it difficult to compete, either because of their ability to generate power more efficiently and cost effectively, because of their ability to procure sources of natural gas or because they can spend more for advertising and marketing.

     Our management has not previously operated a business similar to our and may, therefore, lack sufficient experience to manage our business profitably. Our management is not experienced in marketing and promoting our line of products and services. For the last several years, our president, John R. Dixon has acted as a business consultant to a wide range of companies engaged in a diverse assortment of businesses. However, none of these businesses is engaged in the same type of business as ours. While he has a background as a professional engineer and has significant experience in public utilities (electric power) distribution systems design, he has never managed a company that is engaged in the kind of business that we intend to pursue.


                           FORWARD LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements that are based on beliefs and assumptions of our management. Often, you can recognize these statements because we use words such as "believe", "anticipate", "intend", "estimate" and "expect" in the statements. Our actual performance in 1999 and beyond could differ materially from the forward-looking statements contained in this prospectus. However, we are not obligated to release publicly any revisions to the forward-looking statements contained in this prospectus.


                                 USE OF PROCEEDS

     The following table describes the intended use of proceeds of this offering. Because it is difficult to predict how many shares of this offering may be sold given the fact that we are attempting to sell the shares ourselves rather than using the services of an underwriter, the table presents information that assumes that approximately one-third, two thirds and all of the shares are sold. The categories of expenditures are also listed in the order of priority, with purchase of merchandise being the most important category and working capital the least important category. Accordingly, anywhere between approximately $70,000 and $200,000 in gross proceeds would be allocated among the intended uses as follows:

                                                                  Approximate
                                                                 Percentage of
                                                                   Shares Sold
                                                                In This Offering
                                                                ----------------
                                        33%               66%         100%
                                        ---------------------------------------

Description                                             Amount
-----------                                             ------
Consulting Fees:
         Geologist:                          0           2,500         5,000
         Electrical Engineering:         2,500          10,000        25,000
         Structural Engineering:         2,500          10,000        20,000
         Mechanical Engineering:         5,000          10,000        20,000
Sales and Marketing                     10,000          15,000        15,000
General and Administrative (1)          10,000          20,000        35,000
Offering Expenses (2)                   40,000          40,000        40,000
Working Capital                              0          25,000        40,000
                                       -------------------------------------

                  Total                $70,000         $132,500     $200,000


(1) Includes officers' salaries, rent, other fixed overhead expenses and other costs associated with office space we anticipate leasing. Also includes travel expenses. All of these expenses are associated with the development and implementation of our proposed plan of operations.

(2) The expenses of the offering are estimated to be $40,000 and include filing fees, transfer agent fees and expenses, legal fees and expenses and accounting fees and expenses

     If we are successful in raising only a minimal amount of money, the resulting lack of proceeds will make it unlikely that we will be able to fully implement our initial plan of operations. The projected expenditures above are estimates and approximations only and may change due to changes in our business. For example, we may determine that funds earmarked for one particular type of allocation may be more productively spent in another allocated use, based upon the experience of our management in evaluating our needs over the next twelve months. Proceeds not immediately used will be invested in bank certificates of deposit, insured bank deposit accounts or similar investments.


                                 DIVIDEND POLICY

     We currently plan to retain any earnings and use them to finance the growth and development of our business. We also intend to use earnings for working capital and general corporate purposes. We do not anticipate paying cash dividends on the common stock for at least the next three years. Any payment of dividends will be at the discretion of the board of directors and will depend upon the following factors:

     *    earnings
     *    financial condition
     *    capital requirements
     *    level of indebtedness
     *    contractual provisions that might restrict the payment of dividends
     *    other factors that we cannot currently predict

Persons who desire or need dividend income should not invest in the common stock.

                                    DILUTION

     The net tangible book value deficiency of our outstanding shares of common stock as of September 30, 1999 was approximately $(2,273) or $(.002) per share. "Net tangible book value" per share represents the total amount of our tangible assets, less the total amount of our liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 200,000 shares offered at an initial public offering price of $1.00 per share less estimated costs of the offering, our net tangible book value at September 30, 1999 would have been $157,727 or approximately $0.126 per share. This represents an immediate increase in net tangible book value of $0.128 per share to existing shareholders and an immediate dilution of approximately $.874 per share of common stock to new investors.

     The following table illustrates this per share dilution:

         Initial public offering price per share              $ 1.00
         Net tangible book value per share
           before the offering                                $(.002)
         Increase per share attributable to new investors
           purchasing this offering                           $ .128
         Net tangible book value per share
           after this offering                                           $ .126
         Dilution per share to new investors                             $ .874

     The following table sets forth the number of shares of common stock purchased, the total consideration paid and the average price per share paid by our existing stockholders as of September 30, 1999 and new investors purchasing the shares of common stock offered:


                                     Shares Purchased     Total Consideration
                                     ----------------     -------------------     Average Price
                                    Number   Percent      Amount      Percent        Per Share

Existing shareholders.........    1,050,000    84%       $  1,050       0.5%          $0.001
New investors.................      200,000    16%       $200,000      99.5%          $1.00

         Total................    1,250,000   100.0%     $201,050     100.00%

     The above discussion assumes that all 200,000 shares that we are offering to the public at $1.00 will be sold. However, given the fact that we are attempting to sell the shares ourselves rather than using the services of an underwriter, it is possible that less than 200,000 shares will be sold. If less than $200,000 in gross proceeds are received by us from the offering, dilution to new investors who invest in the common sock will be greater than described above. By way of example, if only 133,000 shares of common stock is sold (approximately 2/3 of the amount offered), the tangible book value per share would be $.077 and investors will suffer immediate dilution of $.923 per share. If only 66,000 shares of common stock are sold (approximately 1/3 of the amount offered), book value per share would be $.021 and investors will suffer dilution of $.979 per share.


                                  OUR BUSINESS


Introduction

     We are a small company that was incorporated in April 1999 to engage in identifying opportunities to supply electrical power, natural gas and steam to potential customers, including businesses, governmental agencies and cooperatives. We would like to be in the position to arrange purchase agreements with natural gas exploration firms and to use the natural gas to power natural gas combustion turbine and micro-turbine generating equipment. Initially, we will focus on markets that are near natural gas fields and sell to either local business and/or to the existing local power grid. If we are in the financial position to do so, we would also eventually intend to build natural gas pipelines from well-head to points of concentration of electrical load where we can install natural gas combustion turbine and micro-turbine generating equipment to produce and sell electrical power and steam. Typical markets for these products are hospitals, office complexes, resorts, hotels as well as food processing and other industrial plants. We expect that a large portion of our revenues will come from the sale of our proposed power products to these markets.

     Our proposed plan of operations is based upon the ongoing deregulation of the utility industry. This deregulation will allow the customer to choose from whom they wish to purchase their energy. Due to the deregulation and subsequent privatization of the utility industry, customers have signed long-term outsourcing contracts with firms to take care of their energy needs. This divergence from the traditional process of purchasing energy from the regional utility will allow independent firms to exploit this market. An estimated 70 countries are currently privatizing or restructuring their electricity or gas sectors, providing opportunities for companies to establish a presence in power generation, especially in areas or countries where firms have control of or access to gas fields.

Proposed Plan of Operations

     In our first year of operation, our efforts will be focussed entirely on development of our operational infrastructure. We do not plan to conduct any sales and/or generate any revenues during this period. Our development activities will include:

     *    identifying natural gas fields
     * establishing gas purchase contracts with the firms that are presently operating from those fields
     *    locating existing natural gas pipeline routes
     * identifying and evaluating manufacturing facilities within these areas preparation of cost proposals for potential customers and
     * engineering evaluation and design of electrical generation equipment packages

     We will use in-house staff as well as specific industry experts (consultants) to assist with these efforts.

     Our plan is to contract for the purchase of natural gas and, where necessary, deliver the gas from its source and then convert that gas into useful energy for the customer. It is our intention to purchase gas from various exploration firms that are currently producing natural gas from fields in the Appalachian region. Then we intend to either sell the gas directly or convert to either electricity or steam. We will provide for sale or lease various types of energy conversion equipment, ie: gas combustion turbines or micro-turbine generating equipment. The equipment will reside at the customer facility and will be metered to facilitate flow-through for billing purposes.

     We will initially assess markets for both gas and electric power in the Tennessee, Kentucky and TVA power distribution area. The assessments will include:

     *    evaluation of existing electrical infrastructure
     *    identification of natural resources (gas)
     *    feasibility of strategic alliance with industry partners
     *    analysis of competition
     *    forecast of market performance
     *    development of regional economic development models
     *    identification of a customer base.

     In our first year of operation, it is our intention to implement the following operating plan: Our primary focus will be in the Appalachian area of the United States. This area encompasses central to eastern Tennessee, southern Kentucky and western Virginia. Several firms have experienced success recently in locating extensive natural gas fields in this area and gathering systems and pipeline are constructed and in place. We expect to pursue purchase contracts with these firms to purchase natural gas from these fields. Current prices being paid in this region range from $1.80 to $2.20 per 10,000 cubic feet. Initially, this effort may be enhanced through Empire Energy Corporation. Two of the largest shareholders of our company are also large shareholders of Empire Energy. Empire Energy is a small energy company that has achieved some success in drilling for oil and gas. Preliminary discussions indicate that as it expands, Empire may provide us with an opportunity to buy gas from its production and to sell gas or to generate and sell electric power and steam. However, we have not signed any gas purchase or similar contracts with Empire and there is no assurance that such contracts will be entered into in the future. If we are successful in obtaining a gas purchase contract from Empire, it is our expectation that the initial contract would commit us to purchase approximately 5 million cubic feet of natural gas per day at a rate of approximately $1.50 to $2.00 per 10,000 cubic feet.

     In addition, we anticipate that we will then use existing natural gas pipeline maps to determine locations where gas fields are located in proximity to the pipelines. Once localized areas have been identified where natural gas reserves are located in proximity to natural gas pipelines, we would conduct a search for manufacturing facilities that heavily rely on power to operate their facility. There are a number of sources to facilitate the search of such facilities including state and federal permitting databases, utility records and Department of Energy records.

     Our plan would then be to conduct a survey to assess the current types of power being used, the prices being paid, the current suppliers of the power and the feasibility of converting the power to natural gas, electricity or steam. Once an assessment has been made of each facility, a cost proposal will be prepared and presented to the facility. The bulk of this activity will be performed by our President, John Dixon, who is familiar with the regional utility market. Additional consulting resources that would be needed will include geologists, electrical engineering, structural engineering, mechanical engineering, sales and marketing and administrative. We have not identified any individuals that may assist us in the consulting that would be necessary to achieve our objectives but we believe that these technical personnel are readily available.

     At the point in time that we have secured purchase orders sufficient to justify the purchase of power conversion generating equipment and installation of pipelines, we intend to conduct a secondary equity offering to raise sufficient funds to purchase the equipment. We anticipate that the secondary offering would be in the $2,000,000 to $4,000,000 range. Once the funding is in place, of which there can be no assurance, we will then purchase and/or lease equipment, contract with a regional electrical firm to install the equipment, set up software billing systems, procure insurance and begin producing and selling power.

     We expect to procure purchase contracts with a duration of at least two years. The equipment will either be sold or leased to the customer. We will attempt to get a volume discount from the micro-turbine equipment vendors for the purchase of the equipment or we will negotiate lease terms reflective of a volume leasing program and lease arrangements with the customers will be such that we will retain a profit, ie: lease it more expensive than we pay for it. Micro turbine generating equipment is readily available and can be purchased in various configurations. An engineering evaluation will be conducted to assess the ideal set-up and the objective will be to use a similar configuration at multiple facilities.

     It is our objective to establish ourself as a local energy provider through our relationship with independent gas producers and then, as funding allows, ultimately expand into a regional company by exploiting our early position in the market and gaining market share through name branding, alternative fuel source availability and competitive pricing. In years two through four, our target customers would be limited to manufacturing facilities in a localized area.

     If our cash flow permits, we would plan to expand our search for additional opportunities, expand our customer base, and consider the acquisition of other assets.

     We also see an opportunity to supply reliable power to clients who can afford on-site hybrid power plants incorporating mechanical generation in combined cycle with fuel cell technology.

     Fuel cells generate electricity by combining hydrogen and oxygen electrochemically. Although the concept is over 100 years old, it is only recently that technology brought fuel cells within economic practicality. The combination of mechanical generation combined with electrochemical generation of electricity offers an additional opportunity for us. We also forsee a market opportunity arising from the movement of multi-national companies into Central America. This trend, inspired by a low cost labor market, will add to the already burdened ability to deliver quality electrical power and will afford additional opportunities for Transport.

     Another important segment of our business is the proposed acquisition and resale of equipment designed to convert fuels into work . This includes the broad category of transportation equipment including turbines and micro-turbines, generators and combustors.

     Investors are cautioned that even if all stock offered by this prospectus is sold, we will have insufficient funds to purchase equipment necessary to generate electrical power or steam or provide for on-site natural gas usage. If we are successful in identifying potential gas fields from which we may purchase natural gas in sufficient quantities to initiate the generation and ultimate sale of electrical power and steam, we intend to raise additional funds by another offering of our common stock. These additional funds would be necessary to implement our business plan in a manner reasonably calculated to lead to revenue generation and the possibility of profitable operations. There can be no assurance that we would be successful in raising additional equity funds. If we fail to raise additional funds, investors in this offering could lose their entire investment.

Competition

     All generators, distributors and purveyors of electricity, natural gas and steam are our competitors. While the market is still dominated by the large utilities that have controlled the market for decades, deregulation has allowed small companies to compete in local environments using the approach that we intend to follow. Deregulation has also meant that a highly fragmented market for spot production of energy, including electrical power, steam and natural gas has emerged. There are essentially no barriers to entry into this market and we expect that many new companies (as well as existing companies) will seek to take advantage of the deregulated environment to provide energy in the manner envisioned by our proposed plan of operations. Many if not most of these competitors will have significantly greater financial resources, management experience and established business relationships which will make it difficult for us to compete.


Facilities

     Our offices are presently located at 11011 King Street, Suite 260, Overland Park, Kansas 66210 in approximately 800 square feet of office space subleased from one of our shareholders, Owen Enterprises, LLC. Owen Enterprises, LLC charges us $300 per month rent on a month to month basis pursuant to an oral agreement. If we determine that new office space is desirable in the future because of an increased need for expanded office space, we do not anticipate any difficulties in obtaining new office space.


Employees

     We presently have one employee, John R. Dixon. Other than the possibility of hiring a part time administrative assistant, we have no present plans to hire additional personnel following completion of the offering.


Legal Proceedings

     It is possible that we may be subject, from time to time, to various legal proceedings concerning claims stemming from our business. We are not a party to any pending or threatened legal proceedings, nor have we been advised that any such proceedings are contemplated.


Year 2000 Issue

     We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000" problem is concerned with whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Year 2000 problem is pervasive and complex since virtually every company's computer operation will be affected in some way. We have not incurred any costs in solving Year 2000 problems nor do we anticipate significant future costs associated with "Year 2000" compliance.

     We depend on information contained primarily is electronic format in databases and computer systems maintained by us and third parties with whom we deal. The disruption of third-party systems or our systems interacting with these third-party systems could prevent us from processing transactions and ordering products and could materially adversely affect our business and results of operations.

     We have completed an audit of our internal systems and believe these systems are Year 2000 compliant. We do not rely on any non-compliant third party software and therefore third party non-compliance will not materially adversely affect our business operations. We have upgraded our software and hardware to the latest year 2000 compliant platform and tested our software in the new platform. In case our computerized information system fails, we will rely on our manual information system, which is comprised of original hand written or typed records, to process our transactions such as accounts receivable, accounts payable and invoicing. The manual system will be very time consuming and labor intensive, therefore, additional staff might be required if we have to use the manual system in the worst case scenario. We believe that additional staff can be hired and trained within a reasonable time frame to meet our requirements in case our information system failed.



                                 OUR MANAGEMENT

Officers and Directors

     Information concerning each of our executive officers and directors is set forth below:

             Name                      Age                   Position
             ----                      ---                   --------

         John R. Dixon                 67              Chief Executive Officer,
                                                       President, Director

         Norman L. Peterson            58              Secretary, Treasurer,
                                                       Director

         John C. Garrison              48              Director

     Our directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Our officers are elected by the Board of Directors and hold office until their successors are elected and qualified.

     We have no audit or compensation committee.

     John R. Dixon has been Chief Executive Officer, President and a Director of our company since it was formed in April 1999. He received a degree from the University of Kentucky in 1958 in electrical engineering and did graduate work there in physics. He has worked in the public utility industry and as a consultant to private industry regarding rate analysis, service-contract negotiations and related functions. He brings a marketing and general management background to Transport. A registered professional engineer, licensed by boards of twenty-eight states, Mr. Dixon has over thirty years experience in engineering design and management. He founded two successful consulting firms and served as director on several publicly traded companies. His experience includes public utilities energy distribution system design, microwave radio relay communications system operations, aerospace systems, missile and facility simulation, airborne/fixed-base communications and navigation systems, and aviation related process and infrastructure design and support consulting. He has extensive international experience including the countries of Libya, Saudi Arabia, Philippines, Belize, Japan, Lebanon and Mexico. Mr. Dixon served as President of Synergy, Inc. from 1978 to 1982 and from 1982 to 1988 he served as CEO of HSD, Inc. Since 1988, Mr. Dixon has acted as a private consultant to three private clients of HSD, Inc. and as a consultant to the public corporation to whom HSD was sold.

     Norman L. Peterson has been Secretary, Treasurer and a Director of our company since it was formed in April 1999. From 1974 to 1979, he was a senior officer, director and stockholder of the holding company that owned Platte Valley Bank and Trust Company as well as a director and shareholder of the bank. From 1988 to 1996, he was chairman and chief executive officer of Advanced Financial, Inc. a publicly held mortgage lending financial institution located in Shawnee, Kansas. Since 1984, he has also been president of Peterson and Sons Holding Company, a privately held investment and financial consulting company. Also, since 1998 he has been President and a Director of Empire Energy Corporation, a publicly held oil and gas exploration and development company located in Overland Park, Kansas.

     John C. Garrison has been a director of our company since April 1999. Mr. Garrison is a certified public accountant with over twenty-five years of experience in accounting, auditing and financial management. He served as corporate secretary, director and chief accounting officer of Infinity, Inc., a publicly traded oilfield service and oil and gas exploration and development company from April 1995 to August 1999. He is also a director of two other public traded energy companies. He is licensed to practice public accountancy in Kansas and Missouri and has been involved in an active practice since 1976. Mr. Garrison received a degree in business administration and accounting from Kansas State University.

                                    Executive Compensation

         We have not paid any compensation, either by way of salary or in the form of stock options, stock purchase warrants, grants of stock or any other form of remuneration to any of our officers or directors since our company was founded in April 1999.

     Employment Agreements

     There are no employment agreements with any of our officers or directors. Mr. Dixon intends to receive an annual salary of $15,000 upon completion of this offering if we are successful in selling all shares.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the ownership of the our common stock by (a) each of our directors, (b) all of our executive officers and directors as a group, and (c) all persons known by us to own more than 5% of our common stock. The percentage owned after the offering assumes that all of the offered common stock will be sold.



                                                   Beneficial Ownership            Beneficial Ownership
                                                    Prior to Offering               After Offering
                                                    -----------------               --------------
Name and Address                                Shares           Percentage       Shares  Percentage (1)
-----------------                               ------           ----------       ------  --------------
John R. Dixon                                   50,000              4.8%          50,000         4%
11011 King Street
Suite 260
Overland Park, KS 66210

John C. Garrison                                15,000              1.4%          15,000       1.2%
9875 Widmer Road
Lenexa, Kansas 66215

Owen Enterprises, LLC (2)                      500,000             47.6%         500,000        40%
11011 King Street
Suite 260
Overland Park, Kansas 66210

Peterson and Sons Holding Company (3)          450,000             42.9%         450,000        36%
4001 W. 104th Terrace
Overland Park, Kansas 66207

All directors and executive officers
as a Group (3) persons                         515,000             49%           515,000      41.2%



-----------------------------
     (1)  Assumes the sale of all 200,000 shares offered by this prospectus.

     (2) Includes 50,000 shares owned by Laura E. Owen, the wife of David C. Owen. David C. Owen controls Owen Enterprises, LLC.

     (3) Peterson & Sons Holding Company is controlled by Mark Peterson and Steve Peterson, the adult sons of Norman L. Peterson.



                       CERTAIN TRANSACTIONS INVOLVING OUR
                       OFFICERS, DIRECTORS AND AFFILIATES

     Our corporate offices are located at the offices of Owen Enterprises, LLC. Owen Enterprises, LLC is a shareholder of our company and is controlled by David
C. Owen. Under an oral agreement we have with Owen Enterprises, LLC, we are charged rent in the amount of $300 per month on a month to month basis for use of approximately 800 square feet of office space. We believe that the rental rate is fair and reasonable considering the prevailing rent rates for prime commercial office space in the Overland Park, Kansas geographic area.

On April 21, 1999, we issued shares of our restricted common stock to our affiliates as follows:

    Name                            Consideration               Number of Shares
    ----                            -------------               ----------------

    Peterson and Sons
    Holding Company                   $150.00                        150,000
    Owen Enterprises, LLC              150.00                        150,000

On June 3, 1999, we issued shares of our restricted common stock to our officers, directors or affiliates as follows:

         Name                       Consideration               Number of Shares
         ----                       -------------               ----------------

Peterson and Sons
Holding Company                       $300.00                        300,000
Owen Enterprises, LLC                  300.00                        300,000
John R. Dixon                           50.00                         50,000
Laura E. Owen                           50.00                         50,000
John C. Garrison                        15.00                         15,000
Bryan S. Ferguson                       20.00                         20,000
Karen E. Taylor                         15.00                         15,000

                           DESCRIPTION OF COMMON STOCK

                                     General

     We are authorized to issue 50,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock.


Common Stock

     As of the date of this prospectus, there were 1,050,000 shares of common stock outstanding held by seven (7) shareholders.

     Holders of common stock are entitled to one vote per share in all matters to be voted on by the shareholders. Except for any priority in the payment of dividends which may be granted to the holders of preferred stock, holders of common stock are entitled to receive on a per share basis any dividends that may be legally declared from time to time by our board of directors. If we were to liquidate, dissolve or wind up our affairs, holders of common stock would be entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any outstanding preferred stock. All of our issued and outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of common stock holders are subject to the rights of the holders of preferred stock even if the preferred stock is issued after your common stock.

Preferred Stock

     The board of directors has the authority, without any further vote or action by the shareholders, to issue up to 5,000,000 shares of preferred stock from time on terms that the board of directors may determine. Although it is not possible to state what effect, if any, issuance of preferred stock might have on the rights of common stockholders, the issuance of preferred stock may have one or more of the following effects:

     * to restrict common stock dividends if preferred stock dividends have not been paid
     * to dilute the voting power and equity interest of holders of common stock to the extent that any preferred stock has voting rights or is convertible into common stock
     * to prevent current holders of common stock from participating in our assets if we were to liquidate until the preferred stockholders have been paid.

     The issuance of any shares of preferred stock having rights superior to those of common stock may result in a decrease of the value or market price of the common stock. The issuance of preferred stock could also be used by the board of directors as a device to prevent a change in our control. There are no shares of preferred stock presently outstanding and the board of directors does not presently intend to issue any shares of preferred stock.

No Preemptive Rights

     Holders of common stock do not have any preemptive right to subscribe for or purchase any class of our securities nor do they have any redemption or conversion rights.

No Cumulative Voting

     Common stock shareholders do not have the right to cumulate votes in an election of directors or for any other matter or matters to be voted upon by our shareholders.

Certain Provisions of the Nevada General Corporation Law

     As a Nevada corporation, we are subject to the Nevada General Corporation Law. Under certain circumstances, the following provisions of the Nevada law may delay or make more difficult acquisitions or changes in our control. These provisions may make it more difficult to accomplish transactions that our shareholders may believe to be in their best interests. These provisions may also have the effect of preventing changes in our management.

Control Share Acquisitions.

     Under Sections 78.378 to 78.3793 of Nevada law, an acquiring person who acquires a controlling interest in our shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of the our disinterested shareholders at a special meeting of the our shareholders held upon the request and at the expense of the acquiring person. If the control shares have full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An "acquiring person" means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. "Controlling interest" means the ownership of our outstanding voting shares sufficient to enable the acquiring person, individually or acting with others, directly or indirectly, to exercise

     *    one-fifth or more but less than one-third
     *    one-third or more but less than a majority, or
     * a majority or more of the voting power of our shares in the election of our directors.

     Voting rights must be given by a majority of our disinterested shareholders as each threshold is reached or exceeded. "Control shares" means our outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person. The Nevada law applies to any corporation that is organized in Nevada, has 200 or more shareholders (at least 100 of whom are shareholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation. It does not apply if our articles of incorporation or by-laws in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply. Our amended articles of incorporation and bylaws do not exclude us from the restrictions imposed by these provisions.

Certain Business Combinations.

     Sections 78.411 to 78.444 of the Nevada law restrict our ability to engage in any combination with an "interested shareholder" for three years after the interested shareholder acquired the shares that cause him to become an interested shareholder unless he had prior approval of our board of directors. If the combination did not have prior approval, the interested shareholder may proceed after the three-year period only if the shareholder receives approval from a majority of our disinterested shares or the offer is fairly priced. For the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more shareholders. An "interested shareholder" is someone who is:

     * the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding voting shares, or
     * our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

This does not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. This type of charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our amended articles of incorporation do not exclude us from the restrictions imposed by these provisions.

Directors' Duties.

     Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the following:

     *    the economy of the state and the nation;
     *    the interests of the community and of society
     * our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence

Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would:

     *    cause our assets to be less than our liabilities
     *    render us insolvent
     *    cause us to file for bankruptcy protection

Advance Notice for Raising Business or Making Nominations at Meetings.

     Our amended articles of incorporation establish an advance notice procedure for shareholder proposals to be brought before a meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. This type of business may only be conducted at a meeting of shareholders when it has been brought before the meeting by either our board of directors or by a shareholder who has given our secretary timely notice, in proper form, of the shareholder's intention to bring the business before the meeting. The presiding officer at the meeting has the authority to make a determination concerning whether proper procedures have been followed. Only persons who are nominated by our board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as our director.

     To be timely, notice of nominations before an annual meeting must be received by our secretary no less than 90 days prior to the meeting. Notice of other business before an annual meeting must be received by our secretary not less than 20 days nor more than 50 days prior to the meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to our secretary at our principal executive office no later than the close of business on the 10th day following the day on which notice of the date of a special meeting of shareholders was given.

     The notice of any nomination for election as a director must set forth

     * the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated
     * a representation that the shareholder is a holder of our record stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice
     * a description of all arrangements or understandings between the shareholder and each nominee and
     * any other person or persons (naming the person or persons) by which the nomination or nominations are to be made by the shareholder any other information regarding each nominee proposed by the shareholder that would be required to be included in a proxy statement filed under the proxy rules of the SEC, if the nominee had been nominated, or intended to be nominated, by the board of directors; and
     *    the consent of each nominee to serve as our director if so elected.

     The notice of other business to be brought before the annual meeting must state:

     * a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting the business at the annual meeting

     * the name and address, as they appear on our books, of the shareholder proposing the business
     * the number of our shares which are beneficially owned by the shareholder; and
     *    any material interest of the shareholder in the business.

Amendments to Bylaws.

     Our amended articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors.

Limitation of Liability and Indemnification

     Our amended articles of incorporation contain a provision permitted under the Nevada law concerning the liability of directors. This provision eliminates a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except when a breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law are involved. This provision does not limit or eliminate our rights or the rights of any shareholder to seek non-monetary relief, such as an injunction or rescission, if there is a breach of a director's fiduciary duty. This provision will not change a director's liability under federal securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act is permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this kind of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Transfer Agent and Registrar

     Before the effective date of this offering, we intend to engage Interwest Transfer Company, Inc. of Salt Lake City, Utah, as the transfer agent and registrar of the common stock.


                              TERMS OF THE OFFERING

Plan of Distribution

     We are offering to sell up to 200,000 shares of our common stock at a purchase price of $1.00 per share. The common stock is being offered by our officers and directors on a "direct participation" basis. This means that no underwriter will be involved to assist us in our sales efforts. The employees, officers and directors who will sell the offering on our behalf are John R. Dixon, John C. Garrison and Norman L. Peterson. These individuals will be relying on the safe harbor in Rule 3a4-1 under the Securities Exchange Act of 1934 to sell our securities. The principal shareholders will supply names of prospective investors to our management, none of whom shall have been offered shares of common stock prior to the date of this prospectus. We do not intend to offer the shares of common stock by means of general advertising or solicitation. No sales commission, finder's fee or other compensation (other than the normal salaries paid to our management) will be paid for common stock that we sell. We reserve the right to withdraw, cancel or reject any offer to purchase our stock. The common stock will not be sold to our insiders, control persons, or affiliates. There are no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of our securities. If at some point in the future participation with a sales agent develops, the registration statement will be amended to identify those persons.

     Lack of a Public Market.

     Before the offering, there has been no established trading market for the common stock. Even if a public market were to be created or maintained, brokers or dealers who make a market in or otherwise trade in the common stock would be subject to additional requirements when trading our stock because our stock would be considered to be a "penny stock". For example, Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements upon brokers-dealers who sell "penny stocks" to persons other than established customers and institutional accredited investors. For transactions under this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The SEC usually defines a "penny stock" to be any non-Nasdaq stock market equity security that has a market price of less than $5.00 per share. For any transaction by broker-dealers involving a penny stock, the rules of the SEC require delivery, prior to a transaction in penny stock, of a risk disclosure document relating to the penny stock market. As a result of these requirements, the market liquidity of our stock could be severely and adversely affected.

     In addition, the National Association of Securities Dealers, Inc. has adopted a series of changes pertaining to the OTC bulletin board and the OTC market. Generally stated, these changes:

     * allow only those companies that report their current financial information to the SEC, banking, or insurance regulators to be quoted on the OTC bulletin board;

     * require brokers, before they recommend a transaction involving an OTC security, to review current financial statements on the company they are recommending; and,

     * prior to the initial purchase of an OTC security, require that every investor receive a standard disclosure statement (prepared by the NASD) emphasizing the differences between OTC securities and other market-listed securities.

     The NASD is also considering the adoption of additional changes, such as seeking the authority for the NASD to halt trading of securities on the OTC bulletin board when the safety of the investment public warrants a halt in trading. We cannot predict the likelihood of these proposed changes being approved by the SEC in their current form or the adoption of any additional changes by the NASD.

     In addition, in order to create a market in our common stock that would trade on the OTC bulletin board, we would need to recruit an NASD member broker-dealer to act as a market maker. Although we have identified some potential market makers, we have not entered into any negotiations or arrangements with any broker-dealer to act as a market maker. Even if such a public market were to develop, the vagaries of the stock market might impose significant price and volume fluctuations that may or may not be related to our operating performance.

     We have not applied for a trading symbol under which our stock would trade. It is anticipated that we would apply for a trading symbol once we have identified a market maker who would make a market in our stock.


     Determination of Offering Price.

     We arbitrarily determined the offering price and other terms of the common stock after considering the following factors:

     * the amount of proceeds required to initiate our business plan and marketing strategy
     *    our lack of revenues
     *    estimates of future revenues
     *    our management capability
     *    our plans for future growth
     *    the general condition of the securities markets
     *    the amount of retained equity to the present shareholders.

     Prospective investors should not assume that the offering price of the common stock necessarily reflects the actual value of the common stock.


     No Minimum Investment

     There is no minimum investment that any investor must make in this offering. Further, there is no minimum amount of stock that must be sold in order for this offering to go forward. All funds received by us from the sale of the common stock offered by this prospectus will be deposited immediately into our operating account and used in our operations.

     Term of the Offering.

     This offering will terminate six months from the date of this prospectus unless all shares offered by this prospectus are sold prior to that date.


                         SHARES ELIGIBLE FOR FUTURE SALE


In General

     Once the offering is complete, we will have a total of 1,250,000 shares of common stock outstanding, assuming we are able to sell all shares of common stock offered by this prospectus. Of these shares of common stock, all shares from the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined in Rule 144 of the Act, may generally be sold only in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

     In general. The remaining 1,050,000 shares of common stock are "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act. Subject to the volume limitations described below, all of these restricted shares may be sold beginning 90 days from the date of this prospectus.

Who can sell.

     In general. Under Rule 144 a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year can sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares of common stock that does not exceed the greater of:

     (a) 1% of the then outstanding shares of common stock (about 12,500 shares immediately after the offering); or

     (b) the average weekly trading volume in the common stock during the four calendar weeks before notice of the Rule 144 sale is filed, subject to a few restrictions described in Rule 144.

     No volume limits. In addition, any person who has not been our affiliate at any time during the 90 days before a sale and who has beneficially owned the shares he or she desires to sell for at least two years may sell those shares under Rule 144(k) and not be concerned with the volume limits described above.

     Effect of Sales of Shares. Before the offering, there has been no public market for the common stock. No precise prediction can be made as to whether a market will be created or sustained after the offering. Therefore, we cannot predict what precise effect sales of restricted stock may have on the market price of the common stock. Nevertheless, sale of substantial amounts of common stock in the public market could adversely affect market prices. Sales of restricted stock could also impair our future ability to raise capital through the sale of our equity securities.

                                   LITIGATION

     We are not a party to any pending or threatened legal proceedings.


                                  LEGAL MATTERS

     We are being advised on the legality of issuing the common stock offered by this prospectus by Allen G. Reeves, P.C., Denver, Colorado.


                                     EXPERTS

     Our financial statements as of September 30, 1999, and for the period from April 15, 1999 (inception) through September 30, 1999, included in this prospectus have been included in reliance on the report of Sartain Fischbein & Company, our independent certified public accountants, appearing on page F-2, and upon the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     We have filed our Form SB-2 registration statement with the SEC. This prospectus does not contain all of the information set forth in the registration statement. You'll find additional information about us and our common stock in the registration statement. For example, in this prospectus we've summarized or referred to some contracts, agreements, and other documents that have been filed as exhibits to the registration statement. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from that office, if you pay the applicable fees. The registration statement, including its exhibits and schedules, are also available on the SEC's website at www.sec.gov.

     We have to comply with the information requirements of the Securities Exchange Act of 1934, and will file reports, proxy statements, and other information with the SEC. These materials can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549, or at its regional offices at 500 West Madison Street,

Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Some information about us is also available on the SEC's website at www.sec.gov.

     We intend to furnish our shareholders, after the close of each calendar year, with an annual report that describes our business and contains audited financial statements that have been examined and reported upon by an independent certified public accountant. In addition, we may from time to time furnish our shareholders with other reports that we believe will help keep them informed about our business.

                               TRANSPORT RECOVERY
                              SERVICES CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
================================================================================

FINANCIAL STATEMENTS
WITH INDEPENDENT AUDITORS' REPORT


For the Period From April 15, 1999 (Inception) to September 30, 1999

TRANSPORT RECOVERY SERVICES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
================================================================================
CONTENTS
--------------------------------------------------------------------------------


                                                                        Page
                                                                        ----

Independent Auditors' Report                                             F-2

Financial Statements:

     Balance Sheet                                                       F-3

     Statement of Operations                                             F-4

     Statement of Stockholders' Deficit                                  F-5

     Statement of Cash Flows                                             F-6

     Notes to Financial Statements                                F-7 to F-8

Independent Auditors' Report


To the Board of Directors and Stockholders
Transport Recovery Services Corporation
Overland Park, Kansas


We have audited the accompanying balance sheet of Transport Recovery Services Corporation (a development stage company) as of September 30, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the period from April 15, 1999 (inception) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transport Recovery Services Corporation as of September 30, 1999 and the results of its operations and its cash flows for the period from April 15, 1999 (inception) to September 30, 1999, in conformity with generally accepted accounting principles.







December 8, 1999                                 /s/ Sartain Fischbein & Co.

================================================================================

TRANSPORT RECOVERY SERVICES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
================================================================================
September 30, 1999
--------------------------------------------------------------------------------


ASSETS

  Current Asset:
    Cash                                                                $   757
                                                                        -------
  Deferred Offering Costs                                                 2,070
                                                                        -------

                                                                        $ 2,827
                                                                        =======

LIABILITIES AND STOCKHOLDERS' DEFICIT

  Current Liabilities:
    Accounts payable                                                    $   530
    Notes payable                                                         2,500
                                                                        -------

                                                                          3,030
                                                                        -------
Stockholders' Deficit
  Preferred stock, $.001 par value, 5,000,000 shares
    authorized, no shares issued and outstanding                           --
  Common stock, $.001 par value, 50,000,000 shares
    authorized, 1,050,000 shares issued and outstanding                   1,050
  Deficit accumulated during development stage                           (1,253)
                                                                        -------

                                                                           (203)
                                                                        -------

                                                                        $ 2,827
                                                                        =======

================================================================================
The accompanying notes are an integral part of the financial statements.

TRANSPORT RECOVERY SERVICES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
================================================================================
Period from April 15, 1999 (inception) to September 30, 1999
--------------------------------------------------------------------------------


Revenue                                                             $      --

General and Administrative Expenses                                       1,253
                                                                    -----------

Net Loss                                                            $    (1,253)
                                                                    ===========

Basic Loss Per Share                                                $         *
                                                                    ===========


Basic Weighted Average Shares Outstanding                             1,050,000
                                                                    ===========



*  Less than $.01 per share

================================================================================
The accompanying notes are an integral part of the financial statements.




TRANSPORT RECOVERY SERVICES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' DEFICIT
========================================================================================
Period from April 15, 1999 (inception) to September 30, 1999
----------------------------------------------------------------------------------------



                                                                             Deficit
                                                                            Accumulated
                                                   Common Stock                During
                                             ------------------------        Development
                                              Shares           Amount          Stage
                                              ------           ------        -----------

Balance, April 15, 1999 (inception)               --         $    --         $    --

Common stock issued for cash                 1,050,000           1,050            --

Net loss                                          --              --            (1,253)
                                             ---------       ---------       ---------

Balance, September 30, 1999                  1,050,000       $   1,050       $  (1,253)
                                             =========       =========       =========


                                                      F-5


========================================================================================
The accompanying notes are an integral part of the financial statements.



TRANSPORT RECOVERY SERVICES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
================================================================================
Period from April 15, 1999 (inception) to September 30, 1999
--------------------------------------------------------------------------------

Cash Flows From Operating Activities:
  Net loss                                                             $ (1,253)
  Adjustment to reconcile net loss to net cash used in
    operating activities:
      Change in accounts payable                                            530
                                                                       --------

Net Cash Used in Operating Activities                                      (723)
                                                                       --------

Cash Flows From Financing Activities:
  Borrowing on notes payable                                             45,000
  Repayments on notes payable                                           (42,500)
  Deferred offering costs                                                (2,070)
  Proceeds from the sale of common stock                                  1,050
                                                                       --------

Net Cash Provided By Financing Activities                                 1,480
                                                                       --------

Net Increase in Cash                                                        757

Cash, beginning of period                                                  --
                                                                       --------

Cash, end of period                                                    $    757
                                                                       ========



                                      F-6

================================================================================
The accompanying notes are an integral part of the financial statements.

TRANSPORT RECOVERY SERVICES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM APRIL 15, 1999 (INCEPTION) TO SEPTEMBER 30, 1999
================================================================================


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations: Transport Recovery Services Corporation (the "Company") was incorporated in April 1999 to recognize business opportunities throughout the Western Hemisphere.

     Deferred Offering Costs: Deferred offering costs represent costs incurred in connection with the Company's proposed public offering. Deferred offering costs will be offset against net proceeds, if successful, or expensed in operations if the offering is unsuccessful.

     Per Share Information: The computation of earnings per share is based on the income applicable to common stockholders, divided by the weighted average number of common shares outstanding during the period.

     Income Taxes: The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                                      F-7
================================================================================

TRANSPORT RECOVERY SERVICES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
================================================================================
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM APRIL 15, 1999 (INCEPTION) TO SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

2. DEVELOPMENT STAGE OPERATIONS

     The Company was incorporated on April 15, 1999. The operations to date have consisted primarily of raising the initial capital and developing a business plan. The Company intends to install combustion turbine and microturbine generating equipment to produce and sell electrical power and steam to hospitals, office complexes, resorts, hotels, food processing and other industrial plants.

     The Company anticipates raising additional capital and/or obtaining debt financing in order to facilitate its business plan.

     There can be no assurances the Company will be successful in raising additional capital, obtaining financing or in its initial business plan.


3.  NOTES PAYABLE

     The Company borrowed $5,000 from stockholders with interest at 10%. The notes are due on demand. The Company made a $2,500 payment to one of the lenders and at September 30, 1999, the balance outstanding on the notes is $2,500.

     Subsequent to September 30, 1999, the Company borrowed an additional $25,000 from an unrelated individual and used a portion of the proceeds to payoff the existing $2,500 of notes. The note bears interest at 10% and is due on October 4, 2000.


4.  INCOME TAXES

     Components of the net deferred tax asset at September 30, 1999 are as follows:

         Net operating loss carryforwards                        $ 200
         Valuation allowance                                      (200)
                                                                 -----
         Net deferred tax asset                                  $  --
                                                                 =====

     At September 30, 1999, the Company has a net operating loss of approximately $1,300 which expires in 2014. Due to uncertainty of realization, a deferred tax asset valuation allowance has been provided.

                                      F-8

================================================================================

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

     Section 78.037 of the Nevada Revised Statutes ("NRS") provides that a corporation, in its Articles of Incorporation, may provide for the limitation of personal liability of directors or officers to the corporation or its stockholders for breach of fiduciary duty except for acts or omissions involving intentional misconduct, fraud or knowing violation of law or unlawful payment of distributions. The Company's Articles of Incorporation contains such a provision.

     The Company's Articles of Incorporation, pursuant to the authority granted by Section 78.037 NRS, state that no director or officer shall be personally liable to the Corporation for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law,
(i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78.300.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

         SEC Registration Fee...............................   $    55.60
         Printing...........................................       500.00
         Blue Sky Fees and Expenses.........................       500.00
         Transfer Agent Fees................................       500.00
         Accounting Fees and Expenses.......................     8,000.00
         Legal Fees and Expenses............................    30,000.00
         Miscellaneous Fees and Expenses....................       450.00
                                                               ----------
                  Total                                        $40,005.60




Item 26. Recent Sales of Unregistered Securities.

     Since inception in 1999, sales of unregistered common stock (the only issued and outstanding securities of the Company) were made by the small business issuer as follows:

On April 21, 1999, the small business issuer sold shares of its restricted common stock as follows:

        Name                        Consideration               Number of Shares
        ----                        -------------               ----------------

    Peterson and Sons
    Holding Company                   $150.00                        150,000
    Owen Enterprises LLC               150.00                        150,000

On June 3, 1999, the small business issuer sold shares of its restricted common stock as follows:

         Name                       Consideration               Number of Shares
         ----                       -------------               ----------------

Peterson and Sons
Holding Company                       $300.00                        300,000
Owen Enterprises, LLC                  300.00                        300,000
John R. Dixon                           50.00                         50,000
Laura E. Owen                           50.00                         50,000
John C. Garrison                        15.00                         15,000
Bryan S. Ferguson                       20.00                         20,000
Karen Taylor                            15.00                         15,000

     With respect to the sale of all unregistered securities as described above, this small business issuer relied upon the exemptions afforded by Sections 4 (2) or 4 (6) of the Securities Act of 1933 or Rule 506 promulgated under such Act. All recipients were either officers or directors of the Company or were independent, non-affiliated, accredited investors. Each of the certificates evidencing the respective securities contained a restrictive Rule 144 legend. No transfer will be permitted without opinion of counsel that such transfer is in compliance with the rules and regulations of the SEC.

Item 27. Exhibits.

     See Index to Exhibits.

Item 28. Undertakings.

     (a)  The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities under Rule 415 of the Securities Act, a post-effect amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which,
                    individually or together, represent a fundamental change in the registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Overland Park, Kansas on December _, 1999.

                                       Transport Recovery Services Corporation


                                        By:   /s/ John R. Dixon
                                              ----------------------------------
                                                  John R. Dixon
                                                  Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December _, 1999.


         Signature                     Title                      Date

/s/  John R. Dixon              Chief Executive Officer          December _ 1999
------------------------        President, Director
     John R.Dixon


/s/ Norman L. Peterson          Treasurer, Secretary,            December _ 1999
------------------------        Director, Principal
    Norman L. Peterson          Accounting Officer,
                                Principal Financial Officer

 /s/ John C. Garrison            Director                        December _ 1999
 ------------------------
     John C. Garrison

                                 EXHIBIT INDEX
                                       TO
                      REGISTRATION STATEMENT ON FORM SB-2
                    TRANSPORT RECOVERY SERVICES CORPORATION


 3.1    Articles of Incorporation of Registrant

 3.2    By-laws of Registrant

 5.1    Opinion of counsel Regarding Legality

24.1    Consent of counsel

24.2    Consent of Sartain Fischbein & Company, certified public accountants

27      Financial Data Schedule